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                                                                     EXHIBIT 5.1

                                  LEGAL OPINION



Stewart & Stevenson Services, Inc.
Houston, Texas

As General Counsel of Stewart & Stevenson Services, Inc. (the "Company"), a Texas corporation, I have participated in the preparation and adoption of the Stewart & Stevenson Services, Inc. Elective Deferral Plan (the "Plan") and the preparation of a Registration Statement on Form S-8 (the "Registration Statement") with respect to Deferred Compensation Obligations (the "Obligations") of the Company to be offered to certain officers, directors and selected participants of the Company pursuant to the Plan.

It is my opinion that the Obligations have been duly authorized and are binding obligations of the Company.



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Carl B. King
Senior Vice President, Secretary &
General Counsel
June 6, 2001